Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RESULTS

FOR SECOND QUARTER 2008

•	Second quarter revenue increased 4%, to a record $1.6 billion.

•	Generated EBITDA of $77 million and pretax income of $25 million.

•	Off-airport revenue grew 10% and cost-savings program accelerated as planned.

•	Provides additional details on 2008 outlook.

Parsippany, N.J., August 6, 2008 - Avis Budget Group, Inc. (NYSE: CAR) today reported results for its second quarter, which ended June 30, 2008. For the second quarter, revenue grew to $1.6 billion, an increase of 4% versus second quarter 2007. EBITDA totaled $77 million and pretax income was $25 million.

“The impact of rising fuel costs and a weak economy began to affect commercial travel volumes in the second quarter. Leisure traffic was less affected, as softer transaction volume was more than offset by longer length of rental. Enplanements declined sequentially throughout the quarter. This, combined with lower-than-expected time and mileage rates per day, made the second quarter a challenging operating environment,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “However, we maintained our revenue growth momentum, adjusted our fleet levels appropriately during the quarter, and continued to achieve solid results in our sales of used vehicles.”

“More importantly, we continued to make significant progress in our Performance Excellence process improvement initiative, in ancillary revenue growth and in increasing our off-airport presence. In addition, we have seen tighter industry-wide fleet levels thus far in the third quarter, combined with year-over-year pricing gains; transaction volume, however, continues to reflect a slowdown in the travel environment,” Mr. Nelson said.

“As a result, we remain cautious in our outlook for the seasonally slower fourth quarter, for commercial travel volumes and for the pricing environment, and are aggressively responding to the expectation of a soft travel climate. We are decreasing field and corporate staffing levels, adjusting the size and composition of our fleet to better match anticipated demand, reducing compensation costs and significantly curtailing discretionary spending. In addition, we are exploring additional opportunities among our revenue streams, costs and business mix to improve profitability. These steps will not only better position us to weather an anticipated weaker environment, but should also add additional coverage under the financial ratios included in our credit facilities.”

Executive Summary

In the second quarter, our car rental revenues increased 5% year-over-year, driven primarily by a 3% increase in rental days and a 15% increase in ancillary revenues. Time and mileage revenue per day rates for our car rental operations were flat versus second quarter 2007, and down 1% excluding the impact of foreign exchange, as leisure pricing was challenged, especially in April due largely to the timing of the Easter holiday. Commercial time and mileage rates per day also decreased slightly.

Our car fleet costs increased 11% due to a 2% increase in our fleet to support volume growth, a 7% increase in our per-unit fleet costs and a 1% increase due to foreign exchange movements. Our disposition of risk cars progressed well, and our fleet costs benefited from longer hold periods. (As discussed previously, we had expected the second quarter per-unit increase in fleet costs to be higher than the first-quarter increase due to a more difficult comparison to 2007. Our forecast for the full year 2008 increase in fleet costs continues to be 4-6% on a per-unit basis.) Other operating expenses, excluding fleet-related costs, decreased by 40 basis points to 51.3% of revenue, primarily due to our cost-reduction efforts and lower self-insurance costs, partially offset by increased gasoline costs.

Truck rental revenue and EBITDA declined as a slight increase in rental days and lower fleet costs were offset by price declines compared to second quarter 2007. The increase in rental days reflected growth in commercial and local consumer rentals, while one-way rental volumes continued to experience softness as the housing market remained weak. Pricing declined across all sectors of our truck rental business, and the reduction in one-way rentals, which typically have a higher daily rate, magnified the decline in average daily rate.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$1,241	$1,195	4%
EBITDA	$46	$59	(22)%

Revenue increased primarily due to a 3% increase in rental days and a 13% increase in ancillary revenues. EBITDA declined as volume growth, cost savings and lower self-insurance costs were offset by the decline in time and mileage per day rates, higher gasoline expense and an increase in fleet costs year-over-year.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$230	$202	14%
EBITDA	$25	$21	19%

Revenue increased primarily due to an 8% increase in time and mileage per day rates, increased ancillary revenues and a 3% increase in rental days. Excluding the impact of foreign exchange rate movements, time and mileage per day rates decreased 2%. EBITDA increased year-over-year due to volume growth, increased ancillary revenues, lower self-insurance costs and favorable foreign exchange movements.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2008	2007	% change
Revenue	$105	$114	(8)%
EBITDA	$8	$10	(20)%

Revenue decreased primarily due to a 10% decrease in time and mileage per day rates. EBITDA decreased due to the revenue decline partially offset by operating cost-reduction efforts and decreased fleet costs.

Other Items

•

Free Cash Flow - We generated $160 million of Free Cash Flow in the six months ended June 30, 2008. Excluding the effect of acquiring and refinancing fleet purchased in the acquisition of licensees (principally the Budget licensees for Newark, N.J. and Norfolk, Va.), we generated $137 million of Free Cash Flow in the six-month period, and we continue to target Free Cash Flow to be 85% or more of pretax income in 2008.

•	Domestic Vehicle Financing Facility - In April, we completed a new $300 million fleet lease facility to finance program cars in 2008 and 2009.

•

Carey - Our second quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services. These results are included in the Corporate and Other segment and did not have a meaningful impact.

•	Separation Expenses - We incurred $1 million of expenses in second quarter 2008 for activities related to our 2006 separation into four independent companies, versus $3 million in second quarter 2007.

•

Capacity to Repurchase Stock or Bonds - As of June 30, 2008, we have approximately $110 million of capacity to repurchase common stock or outstanding bonds under provisions in our credit facility that limit such activity. To date, we have repurchased $33 million of common stock under the $50 million share repurchase authorization announced in January 2008.

Outlook

The Company has updated its outlook for 2008. We project that domestic enplanements, which are a principal determinant of on-airport rental volumes, will decrease in 2008 compared to 2007 amid airline capacity reductions and a weak macroeconomic environment in second half 2008. In addition, the Company expects that its domestic time and mileage revenue per rental day will be approximately unchanged and its domestic rental day volume will increase approximately 0-2% in 2008 compared to 2007. We expect incremental year-over-year revenue growth from where2 GPS rentals and insurance replacement rentals.

Domestic fleet costs are expected to increase approximately 4-6% per vehicle in 2008 compared to 2007. For the 2008 model year, the Company expects the portion of its domestic fleet that is not subject to manufacturer repurchase agreements to be approximately 50%, up from approximately 20% in model year 2007. In addition, the Company has intensified its efforts to reduce costs and enhance productivity through its Performance Excellence and other initiatives and expects the impact of these initiatives to exceed $40 million over the course of 2008.

While it continues to be a difficult in the current environment to accurately forecast our future results, the Company projects that its 2008 revenue will increase compared to 2007, but that EBITDA will be approximately $350 million and pretax income will be approximately $140 million for full year 2008, excluding any unusual items. In 2007, the Company reported revenue of $6.0 billion, EBITDA of $409 million and pretax income of $198 million, excluding unusual items.

Investor Conference Call

Avis Budget Group will host a conference call to discuss second quarter results on Thursday, August 7, 2008, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on August 7, 2008 until 8:00 p.m. (ET) on August 14 at (203) 369-0141, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to full year 2008 results, future fleet costs and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker than anticipated economic environment, higher-than-expected fuel costs, the high level of competition in the vehicle rental industry, greater-than-expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, a greater than anticipated downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to interest rates and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

The Company’s share repurchase program may be suspended, modified or discontinued at any time without prior notice; accordingly, there can be no assurances that any additional repurchases will occur.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contact:	Investor Contact:

John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Income Statement Items
Net revenues	$1,577	$1,516	4%	$3,022	$2,881	5%
Income before income taxes	25	35	(29)%	7	47	(85)%
Income from continuing operations	15	23	(35)%	4	35	(89)%
EPS from continuing operations (diluted)	0.15	0.22	(32)%	0.04	0.34	(88)%

	As of
	June 30, 2008	December 31, 2007
Balance Sheet Items
Cash and cash equivalents (A)	$262	$214
Vehicles, net	9,139	7,474
Debt under vehicle programs	7,500	5,596
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	6,933	5,366
Corporate debt	1,793	1,797
Stockholders’ equity	1,457	1,465

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Net Revenues
Domestic Car Rental	$1,241	$1,195	4%	$2,377	$2,279	4%
International Car Rental	230	202	14%	460	393	17%
Truck Rental	105	114	(8)%	183	197	(7)%
Corporate and Other	1	5	*	2	12	*

Total Company	$1,577	$1,516	4%	$3,022	$2,881	5%

EBITDA (B)
Domestic Car Rental	$46	$59	(22)%	$61	$110	(45)%
International Car Rental	25	21	19%	55	45	22%
Truck Rental	8	10	(20)%	(2)	(1)	*
Corporate and Other (C)	(2)	(3)	*	(7)	1	*

Total Company	$77	$87	(11)%	$107	$155	(31)%

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$77	$87		$107	$155
Less: Non-vehicle related depreciation and amortization	20	20		39	43
Interest expense related to corporate debt, net	32	32		61	65

Income before income taxes	$25	$35	(29)%	$7	$47	(85)%

*	Not meaningful.
(A)	The balance at June 30, 2008 and December 31, 2007 includes $17 million and $24 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(B)	See Table 5 for a description of EBITDA.
(C)	Corporate and Other includes separation-related cost (credits) of $1 million and $(6) million during the three and six months ended June 30, 2007, respectively. The six months ended June 30, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Vehicle rental	$1,194	$1,175	$2,313	$2,252
Other	383	341	709	629

Net revenues	1,577	1,516	3,022	2,881

Expenses
Operating	811	785	1,588	1,496
Vehicle depreciation and lease charges, net	441	402	823	764
Selling, general and administrative	173	168	344	327
Vehicle interest, net	74	71	159	142
Non-vehicle related depreciation and amortization	20	20	39	43
Interest expense related to corporate debt, net	32	32	61	65
Separation costs, net (A)	1	3	1	(3)

Total expenses	1,552	1,481	3,015	2,834

Income before income taxes	25	35	7	47
Provision for income taxes	10	12	3	12

Income from continuing operations	15	23	4	35
Gain on disposal of discontinued operations, net of tax (B)	—	1	—	1

Net income	$15	$24	$4	$36

Earnings per share
Basic
Income from continuing operations	$0.15	$0.22	$0.04	$0.34
Gain on disposal of discontinued operations	—	0.01	—	0.01

Net income	$0.15	$0.23	$0.04	$0.35

Diluted
Income from continuing operations	$0.15	$0.22	$0.04	$0.34
Gain on disposal of discontinued operations	—	0.01	—	0.01

Net income	$0.15	$0.23	$0.04	$0.35

Weighted average shares outstanding
Basic	101.4	103.4	102.1	102.5
Diluted	101.4	104.8	102.1	103.7

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During both the second quarter 2008 and six months ended June 30, 2008, we incurred net separation costs of $1 million within Domestic Car Rental. During second quarter 2007, we incurred $1 million and $2 million of such costs within Corporate and Other and Domestic Car Rental, respectively. For the six months ended June 30, 2007, we incurred $(6) million and $3 million of net separation costs (credits) within Corporate and Other and Domestic Car Rental, respectively. The six months ended June 30, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.
(B)	Represents purchase price adjustments related to the sale of Travelport, which was disposed of on August 23, 2006.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Second Quarter			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	25,225	24,593	3%	47,801	46,191	3%
Time and Mileage Revenue per Day	$37.82	$38.25	(1)%	$38.63	$39.19	(1)%
Average Rental Fleet	369,558	362,254	2%	351,845	342,918	3%

International Car Rental Segment

Rental Days (000’s)	3,396	3,306	3%	6,907	6,697	3%
Time and Mileage Revenue per Day	$46.12	$42.81	8%	$46.39	$42.05	10%
Average Rental Fleet	55,058	54,016	2%	54,703	53,200	3%

Total Car Rental

Rental Days (000’s)	28,621	27,899	3%	54,708	52,888	3%
Time and Mileage Revenue per Day	$38.90	$38.79	0%	$39.71	$39.55	0%
Average Rental Fleet	424,616	416,270	2%	406,547	396,118	3%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,094	1,091	0%	1,956	1,933	1%
Time and Mileage Revenue per Day	$76.47	$85.41	(10)%	$74.43	$82.84	(10)%
Average Rental Fleet	30,110	28,552	5%	29,611	28,328	5%

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended
June 30, 2008
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$20
Net cash provided by operating activities of vehicle programs	820

Net cash provided by operating activities	840

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(117)
Net cash used in investing activities of vehicle programs	(2,517)

Net cash used in investing activities	(2,634)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(38)
Net cash provided by financing activities of vehicle programs	1,881

Net cash provided by financing activities	1,843

Effect of changes in exchange rates on cash and cash equivalents	(1)

Net increase in cash and cash equivalents	48
Cash and cash equivalents, beginning of period	214

Cash and cash equivalents, end of period	$262

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended
June 30, 2008
Pretax income	$7
Addback of non-cash, non-vehicle related depreciation and amortization	39
Working capital and other (B)	2
Capital expenditures	(47)
Tax payments, net of refunds (C)	(13)
Vehicle programs and (gain) loss on vehicle sales	172

Free Cash Flow	160

Payments for acquisitions, net of cash acquired (D)	(71)
Repurchases of common stock	(33)
Payments on borrowings	(5)
Investments and other	(3)

Net increase in cash and cash equivalents (per above)	$48

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net Separation-related outflows of $(12) million.
(C)	Tax payments, net of refunds excludes $6 million in net refunds benefiting Realogy and Wyndham per the Separation and Distribution Agreement.
(D)	Payments for acquisitions, net of cash acquired includes fleet purchases of $23 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended
June 30, 2008
Free Cash Flow (per above)	$160
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,517
Financing activities of vehicle programs	(1,881)
Capital expenditures	47
Proceeds received on asset sales	(9)
Purchases of GPS navigational units	8
Change in restricted cash	(2)

Net Cash Provided by Operating Activities (per above)	$840

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any goodwill impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

EBITDA excluding unusual items and income before income taxes excluding unusual items

The accompanying press release presents EBITDA and income before income taxes for the year ended December 31, 2007 excluding unusual items. Unusual items consist of Separation-related expenses (credits) for EBITDA. For income before income taxes, unusual items include Separation-related expenses (credits) and goodwill impairment. Separation-related expenses were costs incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. Separation-related expenses for the year ended December 31, 2007 include a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. We recorded a charge of $1,195 million for the impairment of goodwill during the fourth quarter 2007, primarily reflecting the decline in the market value of our common stock compared to its book value.

We believe that EBITDA excluding unusual items and income before income taxes excluding unusual items are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude separation-related expenses (credits) and goodwill impairment charge as such items are not representative of the results of operations of our business at December 31, 2007.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding separation-related costs, net to net loss:

Year Ended
December 31, 2007
Avis Budget Group, Inc. EBITDA excluding separation-related costs, net	$409

Less: Non-vehicle related depreciation and amortization	84
Interest expense related to corporate debt, net	127

Avis Budget Group, Inc. income before income taxes, excluding separation-related costs, net and goodwill impairment	198

Less: Separation-related costs, net	(5)
Goodwill impairment	1,195

Avis Budget Group, Inc. loss before income taxes	(992)
Benefit from income taxes	(45)

Loss from continuing operations	(947)
Loss from discontinued operations, net of tax	(2)
Gain on disposal of discontinued operations, net of tax	33

Net loss	$(916)

Projected EBITDA and projected income before income taxes

The accompanying press release presents projected EBITDA and projected income before income taxes for the year ended December 31, 2008, excluding unusual items. We exclude unusual items not representative of the results of operations of our businesses due to the difficulty of estimating such items as well as certain tax items. We provide below a reconciliation of projected EBITDA to projected income before income taxes, excluding unusual items.

Reconciliation of Avis Budget Group, Inc. projected EBITDA to projected income before income taxes, excluding unusual items:

Year Ended
December 31, 2008 (A)
Avis Budget Group, Inc. projected EBITDA	$350

Less: Non-vehicle related depreciation and amortization	80-85
Interest expense related to corporate debt, net	125-130

Avis Budget Group, Inc. projected income before income taxes	$140

(A) Projections do not total because we do not expect the actual results to be at the lowest or highest end of any projected range simultaneously.

Debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC

Table 1 of the accompanying press release presents debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC, which is a related party entity. We present debt under vehicle programs, net of our investment as we made a decision to invest funds from vehicle sales into Avis Budget Rental Car Funding as equity rather than use such funds to repay debt during the first quarter of 2008 and we believe that this presentation presents our debt due to third party lenders within our debt under vehicle programs as of June 30, 2008 on a more comparable basis to the corresponding period in 2007.

Reconciliation of debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC to debt under vehicle programs:

	As of
	June 30, 2008	December 31, 2007
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	$6,933	$5,366
Investment in Avis Budget Rental Car Funding (AESOP) LLC	567	230

Debt under vehicle programs	$7,500	$5,596

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.

Projected Free Cash Flow

The accompanying press release presents projected Free Cash Flow as a percentage of income before income taxes. We do not provide a reconciliation of projected Free Cash Flow to Net Cash Provided by Operating Activities as we do not forecast all of the components within Net Cash Provided by Operating Activities.